May 5, 2015
Media Contact:  Sonya Headen, Las Vegas, NV (702) 364-3411
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION
ANNOUNCES FIRST QUARTER 2015 EARNINGS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) announced consolidated earnings of $1.54 per basic share for the first quarter of 2015, a $0.02 increase from the $1.52 per basic share earned during the first quarter of 2014.  Consolidated net income was $72 million for the first quarter of 2015, compared to $70.8 million for the prior-year quarter.  Natural gas segment income increased to $78.9 million in the current quarter from $72.6 million, while the construction services segment incurred a loss of $6.9 million in the current quarter compared to a loss of $1.8 million in the first quarter of 2014.  Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period.

According to John P. Hester, President and Chief Executive Officer, “We are pleased to announce net income for the first quarter of 2015 of $72 million, or $1.54 per share.  Gas segment results include a $4 million increase in operating margin and a $3.2 million decrease in operating expenses compared to the first quarter of 2014.  New customers are being added as expected and we are moving forward with our planned capital expenditures to improve the safety and reliability of our natural gas system.”  Hester concluded by saying, “The first quarter construction services loss includes ordinary seasonal factors as well as a loss reserve for a short duration industrial construction project in Canada.  Although we have established a reserve, we expect incremental

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revenue from change orders under negotiation to narrow or reverse the loss reserve in subsequent periods.”

For the twelve months ended March 31, 2015, consolidated net income was $142.3 million, or $3.06 per basic share, compared to $135.3 million, or $2.92 per basic share, in the twelve-month period ended March 31, 2014.

Natural Gas Operations Segment Results
First Quarter
Operating margin, defined as operating revenues less the cost of gas sold, increased $4 million between quarters.  New customers contributed $3 million in operating margin during the first quarter of 2015, as approximately 26,000 net new customers were added during the last twelve months.  A combined $2 million of rate relief in the California jurisdiction and Paiute Pipeline Company contributed to the increase.  The increase was partially offset by a $1 million margin decrease associated with customers outside the decoupling mechanisms and lower other miscellaneous revenues.

Operations and maintenance expenses for the quarter declined $6.9 million compared to the first quarter of 2014 primarily due to a $6 million decrease in legal expenses.  General cost increases and higher pension expense during the current quarter were substantially offset by reductions in other costs including impacts of lower employee counts.  Depreciation expense and general taxes (combined) increased $3.7 million, or 6%, between quarters primarily due to a 5% increase in average gas plant in service.

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Other income, which principally includes changes in the cash surrender values of company-owned life insurance (“COLI”) policies and non-utility expenses, increased $990,000 between quarters.  The current quarter reflects COLI policy cash surrender value increases of $1.3 million, while the prior-year quarter included $900,000 in COLI-related income.  Net interest deductions decreased $1.1 million between quarters primarily due to the redemption of $65 million of 5.25% Industrial Development Revenue Bonds (“IDRBs”) in November 2014.

Twelve Months to Date
Operating margin increased $15 million between periods including a combined $10 million of rate relief in the California jurisdiction and Paiute Pipeline Company.  Customer growth provided $8 million of the increase.  Operating margin associated with customers outside the decoupling mechanisms and other miscellaneous revenues declined by $3 million.

Operations and maintenance expenses decreased $13.4 million between periods.  Legal expenses in the prior-year period (including a $5 million legal accrual in the first quarter of 2014) were $6.8 million higher than during the current-year period.  Rent expense associated with a portion of the corporate headquarters complex (that the Company subsequently purchased in July 2014) declined $1.6 million between periods.  Declines in employee-related costs, primarily pension expense in calendar year 2014, more than offset higher general costs.  Depreciation and general taxes (combined)

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increased $12.9 million, or 5%, primarily due to a 6% increase in average gas plant in service.

Other income decreased $1.7 million between periods.  The current period reflects $5.7 million of income associated with COLI policy cash surrender values increases, while the prior twelve-month period included $9.5 million of COLI-related income. Interest income increased $1.9 million between years primarily due to changes in over- and under-collected purchased gas adjustment (“PGA”) balances. Net interest deductions increased $3.1 million between the twelve-month periods primarily due to higher average borrowings (including the issuance of $250 million of long-term debt in the fourth quarter of 2013).

Southwest Gas Corporation provides natural gas service to 1,938,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, conditions in the housing market, the effects of regulation/deregulation, the impacts of construction activity at Centuri, and the impacts of stock market volatility.  The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise.  The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED MARCH 31,	2015	2014

Consolidated Operating Revenues	$734,220	$608,396

Net Income	$71,983	$70,783

Average Number of Common Shares Outstanding	46,612	46,440

Basic Earnings Per Share	$1.54	$1.52

Diluted Earnings Per Share	$1.53	$1.51

TWELVE MONTHS ENDED MARCH 31,	2015	2014

Consolidated Operating Revenues	$2,247,531	$1,945,673

Net Income	$142,326	$135,330

Average Number of Common Shares Outstanding	46,537	46,364

Basic Earnings Per Share	$3.06	$2.92

Diluted Earnings Per Share	$3.03	$2.89

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	MARCH 31,		MARCH 31,
	2015	2014	2015	2014

Results of Consolidated Operations
Contribution to net income - gas operations	$78,921	$72,599	$123,194	$117,476
Contribution to net income (loss) - construction services	(6,938)	(1,816)	19,132	17,854
Net income	$71,983	$70,783	$142,326	$135,330

Basic earnings per share	$1.54	$1.52	$3.06	$2.92
Diluted earnings per share	$1.53	$1.51	$3.03	$2.89

Average outstanding common shares	46,612	46,440	46,537	46,364
Average shares outstanding (assuming dilution)	47,036	46,871	46,986	46,812

Results of Natural Gas Operations
Gas operating revenues	$553,115	$486,493	$1,448,709	$1,293,047
Net cost of gas sold	253,762	191,377	567,741	426,770
Operating margin	299,353	295,116	880,968	866,277
Operations and maintenance expense	95,510	102,408	376,834	390,235
Depreciation and amortization	53,675	51,483	206,336	197,012
Taxes other than income taxes	12,997	11,456	48,793	45,212
Operating income	137,171	129,769	249,005	233,818
Other income (deductions)	2,602	1,612	8,155	9,810
Net interest deductions	16,096	17,227	67,168	64,104
Income before income taxes	123,677	114,154	189,992	179,524
Income tax expense	44,756	41,555	66,798	62,048
Contribution to net income - gas operations	$78,921	$72,599	$123,194	$117,476

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
MARCH 31, 2015

FINANCIAL STATISTICS
Market value to book value per share at quarter end	175%
Twelve months to date return on equity -- total company	9.6%
-- gas segment	8.7%
Common stock dividend yield at quarter end	2.8%
Customer to employee ratio at quarter end (gas segment)	892 to	1

GAS OPERATIONS SEGMENT
Authorized
Authorized	Authorized	Return on
Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,070,117	8.95%	9.50%
Southern Nevada	825,190	6.47	10.00
Northern Nevada	115,933	7.88	9.30
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (1)	87,158	8.46	11.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
THREE MONTHS ENDED	TWELVE MONTHS ENDED
MARCH 31,	MARCH 31,
(In dekatherms)	2015	2014	2015	2014
Residential	28,944,670	29,317,128	61,365,262	64,744,286
Small commercial	10,269,944	10,308,440	27,619,668	28,134,028
Large commercial	2,850,363	2,929,038	9,360,399	9,767,746
Industrial / Other	817,831	780,436	3,274,770	4,040,904
Transportation	20,171,973	20,998,477	89,842,626	96,150,210
Total system throughput	63,054,781	64,333,519	191,462,725	202,837,174

HEATING DEGREE DAY COMPARISON
Actual	722	816	1,322	1,527
Ten-year average	1,044	1,075	1,785	1,840

Heating degree days for prior periods have been recalculated using the current period customer mix.